EMPLOYMENT AGREEMENT




                  AGREEMENT made as of the 1st day of January, 1995 between THE SUMMIT MEDIA GROUP, INC. ("Company"), a New York corporation having an office at 1414 Avenue of the Americas, New York New York 10019 and THOMAS J. KENNEY ("Executive"), residing at 26 Woodfield Road, Pomona, New York 10970.


                              W I T N E S S E T H:


                 1. Employment.

                 1.01 Term. Company hereby employs Executive, and Executive hereby accepts employment with Company with the duties hereinafter set forth, for a period commencing on January 1, 1995 and ending August 31, 1998 subject, however, to earlier termination in accordance with the provisions of this Agreement. This Agreement shall automatically renew on a year-to-year basis unless terminated by either party hereto giving written notice to the other at least 90 days prior to August 31, 1998 or any August 31 thereafter.

                 2. Duties. Executive shall be President of Company and shall perform such duties as may from time to time be assigned to him by Company's Chairman or the Board of Directors. Executive agrees that, during the term of this Agreement, he will devote his full time, skills and efforts to the performance of his duties hereunder and to the furtherance of the interests of the business of Company.

                 3. Compensation and Related Matters.

                 3.01 Fixed Salary. As compensation for Executive's services Company shall pay Executive a salary of $200,000 per annum for the period January 1, 1995 through December 31, 1995, and $225,000 per annum for the period January 1, 1996 through December 31, 1996 (the "Fixed Salary") in equal monthly (or more frequent) installments less appropriate payroll deductions as required by law. In addition to his Fixed Salary, Executive shall receive, with respect to each full fiscal year during the term hereof, commencing with the year ending December 31, 1995, an annual bonus (the "Profit Bonus") equal to six percent (6%) of the Company's annual "Income Before Income Tax Provision" as stated on the Company's books and records. The Profit Bonus shall be payable within 120 days after the end of the Company's fiscal year. The parties agree to discuss an increase of the Fixed Salary in good faith at the end of August, 1997.




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                 3.02 Expenses. Company shall pay or reimburse Executive for all reasonable travel (including automobile), hotel, entertainment and other business expenses incurred in the performance of Executive's duties upon submission of appropriate vouchers and other supporting data, provided, however, that Executive shall receive a monthly car allowance of $400 without the submission of such vouchers.

                 3.03 Benefits. Executive shall be entitled to (i) participate in all general pension, profit-sharing, life, medical, disability and other insurance and executive benefit plans at any time in effect for executives of Company, provided, however, that nothing herein shall obligate Company to establish or maintain any executive benefit plan, whether of the type referred to in this clause (i) or otherwise, and (ii) three (3) weeks vacation during each twelve-month period of employment at mutually agreeable times. In the event the Company's parent corporation, Leisure Concepts, Inc., shall enter into an indemnification agreement with Alfred R. Kahn and Joseph P. Garrity, it will offer to enter into an indemnification agreement on substantially the same terms and conditions with Executive.

                 4.  Termination for Cause; Disability; Death;
                     Change of Control.

                 4.01 For Cause. Company shall have the right to terminate the employment of Executive hereunder at any time for cause without prior notice (except as otherwise hereinafter provided). For purposes of the preceding sentence "for cause" shall mean and include, without limitation, the occurrence of any of the following acts or events by or relating to Executive: (i) any material breach of any obligations of Executive under this Agreement which remains uncured for more than twenty (20) days after written notice thereof by Company to Executive; (ii) habitual insobriety of Executive while performing his duties hereunder; (iii) theft or embezzlement from Company or any other material acts of dishonesty; (iv) repeated insubordination respecting reasonable orders or directions of Company's Chairman or the Board of Directors, which remains uncured for more than twenty (20) days after written notice thereof by Company to Executive; or (v) conviction of a crime (other than traffic violations and minor misdemeanors). In the event of termination for cause, Executive's Fixed Salary and Profit Bonus shall terminate as of the effective date of termination of employment after written notice thereof.

                 4.02 Disability. If Executive, by reason of illness, mental or physical incapacity (as determined by a physician) or other disability, is unable to perform his regular duties hereunder for any consecutive period of 45 days or more from its commencement or for non-consecutive periods aggregating 90 days in any consecutive twelve-month period, then, in either such


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event,  Company may terminate  this  Agreement at any time  thereafter  upon ten days' written notice to Executive. Any payments to Executive under any disability insurance or plan maintained by Company shall be applied against and shall reduce the amount of the salary payable by Company under this Agreement.

                 4.03 Death. In the event of Executive's death, this Agreement shall terminate effective as of the date of death.

                 4.04 Payment. In the event of termination of this Agreement under Section 4.01 hereof, Executive's Fixed Salary and Profit Bonus shall cease as of the date of termination. In the event of termination of this Agreement under Section 4.02 or 4.03 hereof, Executive's Fixed Salary shall cease as of the date of termination and his Profit Bonus shall be prorated by multiplying by a fraction the numerator of which is equal to the number of days in the year prior to termination and the denominator of which is 365.

                  4.05 Change of Control. If during the term of this Agreement there shall occur a Change of Control (as hereinafter defined), Executive may, during the six month period following such Change of Control, voluntarily terminate his employment in which case he shall be entitled to receive a payment equal to the Fixed Salary remaining to be paid for the year during which such termination occurs and the Profit Bonus accrued to the date of termination. Payment of Fixed Salary shall be payable to Executive in one payment on the date of termination. Payment of Profit Bonus shall be payable to Executive in one payment within 120 days of the end of the fiscal year in which termination occurs. As used in this Agreement, a Change of Control shall be deemed to have occurred on the first day on which (i) Leisure Concepts, Inc. does not own a majority of the outstanding shares of common stock of the Company or (ii) a majority of the Directors of Leisure Concepts, Inc. do not consist of individuals recommended by Alfred R. Kahn or Tiger Electronics Inc.

                 5. Confidential Information; Non-Competition.

                 5.01 Confidential Information. Executive shall not, at any time during or following termination or expiration of the term of this Agreement, directly or indirectly, disclose, publish or divulge to any person (except in the regular course of Company's business), or appropriate, use or cause, permit or induce any person to appropriate or use, any proprietary, secret or confidential information of Company including, without limitation, knowledge or information relating to its trade secrets, business methods, the names or requirements of its customers or clients or the terms of any license or other agreement between the Company and third parties, all of which Executive agrees are and will be of great value to Company and shall at all times be kept confidential. Upon termination or


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expiration of this  Agreement,  Executive  shall  promptly  deliver or return to
Company all materials of a proprietary, secret or confidential nature relating to Company together with any other property of Company which may have theretofore been delivered to or may then be in possession of Executive.

                 5.02 Non-Competition. During the term of this Agreement and for a period of one year after the sooner of the expiration date of this Agreement or the date when Executive ceases to be employed by Company, Executive shall not
(i) solicit or attempt to solicit or accept business from or in any way interfere or attempt to interfere with the Company's relationship with any person, firm or corporation for which the Company has provided services within the prior two years and (ii) either directly or indirectly, engage, hire, employ, or induce or encourage to leave employment any employee of the Company. Anything contained herein to the contrary notwithstanding, in the event Executive's employment is terminated for cause by Company pursuant to Section 4.01, or in the event Executive shall terminate his employment in breach of this Agreement, Executive shall not, within the boundary of the United States, without the prior written consent of Company in each instance, directly or indirectly, in any manner or capacity, whether for himself or any other person and whether as proprietor, principal, owner, shareholder, partner, investor, director, officer, executive, representative, distributor, consultant, independent contractor or otherwise, engage or have any interest in any entity which at any time during such term or such one year period is engaged in the business of providing media buying, planning and marketing services and television syndication services or the licensing of products or concepts or in any other manner performs services similar to those provided by Company.

                 5.03 Reasonableness. Executive agrees that each of the provisions of this Section 5 is reasonable and necessary for the protection of Company; that each such provision is and is intended to be divisible; that if any such provision (including any sentence, clause or part) shall be held contrary to law or invalid or unenforceable in any respect in any jurisdiction, or as to any one or more periods of time, areas or business activities, or any part thereof, the remaining provisions shall not be affected but shall remain in full force and effect as to the other and remaining parts; and that any invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable in such jurisdiction. Executive further recognizes and agrees that any violation of any of his agreements in this
Section 5 would cause such damage or injury to Company as would be irreparable and the exact amount of which would be impossible to ascertain and that, for such reason, among others, Company shall be entitled, as a matter of course, to injunctive relief from any


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court of competent jurisdiction restraining any further violation. Such right to injunctive relief shall be cumulative and in addition to, and not in limitation of, all other rights and remedies which Company may possess.

                 5.04 Survival. The provisions of this Section 5 shall survive the expiration or termination of this Agreement for any reason.

                 6. Miscellaneous.

                 6.01 Notices. All notices under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered against receipt or if mailed by first class registered or certified mail, return receipt requested, addressed to Company and to Executive at their respective addresses set forth on the first page of this Agreement, or to such other person or address as may be designated by like notice hereunder. Any such notice shall be deemed to have been given on the day delivered, if personally delivered, or on the third day after the date of mailing if mailed.

                 6.02 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and, in the case of Company, assigns, but no other person shall acquire or have any rights under or by virtue of this Agreement, and the obligations of Executive under this Agreement may not be assigned or delegated.

                 6.03 Governing Law; Severability. This Agreement shall be governed by and construed and enforced in accordance with the laws and decisions of the State of New York applicable to contracts made and to be performed therein without giving effect to the principles of conflict of laws. In addition to the provisions of 5.03 above, the invalidity or unenforceability of any other provision of this Agreement, or the application thereof to any person or circumstance, in any jurisdiction shall in no way impair, affect or prejudice the balance of this Agreement, which shall remain in full force and effect, or the application thereof to other persons and circumstances.

                 6.04 Entire Agreement; Modification; Waiver; Interpretation. This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior negotiations and oral understandings, if any. Neither this Agreement nor any of its provisions may be modified, amended, waived, discharged or terminated, in whole or in part, except in writing signed by the party to be charged. No waiver of any such provision or any breach of or default under this Agreement shall be deemed or shall constitute a waiver of any other provision, breach or


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default.  All  pronouns  and words used in this  Agreement  shall be read in the appropriate number and gender, the masculine, feminine and neuter shall be interpreted interchangeably and the singular shall include the plural and vice versa, as the circumstances may require.

          IN WITNESS WHEREOF, the parties have duly executed this Agreement this 3rd day of August, 1995 as of the date first above written.


                                                   THE SUMMIT MEDIA GROUP, INC.




                                                   By /s/ Alfred R. Kahn
                                                     ------------------------
                                                     Alfred R. Kahn, Chairman



                                                       /s/ Thomas Kenney
                                                       ------------------------
                                                                  Thomas Kenney




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